Exibit j(2)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information constituting part of Post-Effective Amendment No. 17 to the Registration Statement on Form N-1A of Variable Insurance Products Fund III: Mid Cap Portfolio, of our report dated February 10, 2000 on the financial statements and financial highlights included in the December 31, 1999 Annual Reports to Shareholders of Variable Insurance Products Fund III: Mid Cap Portfolio.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditors" in the Statement of Additional Information.

 /s/PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP
    Boston, Massachusetts
    April 25, 2000